EMPLOYMENT AGREEMENT

This Employment Agreement dated as of April 24, 2013 (the “Agreement”), is made by and between Retrophin, Inc. (together with any successor thereto, the “Company”), a Delaware corporation, and Horacio Plotkin (the “Executive”) (collectively referred to as the “Parties”).

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

1.           Employment.  The Company will employ the Executive and the Executive accepts continued employment by the Company on the terms and conditions herein contained for a period (the “Term”) provided in Section 4.

2.           Duties and Functions.

(a)           During the Term, the Executive shall serve as the Chief Medical Officer of the Company reporting directly to the Chief Executive Officer of the Company.  The Executive shall have such duties as determined by the Chief Executive Officer of the Company and are customarily performed by a Chief Medical Officer of a company similar to the Company, and also have such other powers and duties as may be, from time to time, reasonably prescribed by the Board of Directors of the Company (the “Board”).  During the Term, the Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. During the Term, the Company shall give the Executive appropriate support in the performance of his duties.

(b)           The Executive agrees to observe and comply with the rules, policies and procedures of the Company as adopted by the Company from time to time.  The Executive may, so long as such activities do not interfere with his duties and responsibilities hereunder, invest, participate or engage in (for the Executive’s own account or for the account of others), or may possess an interest in, other financial ventures and investment and professional activities of any kind or description, independently or with others, including (i) charities and passive investments, (ii) investment in, or the acquisition or disposition of, securities or real estate, (iii) investment and management counseling, (iv) the provision of brokerage and investment banking services and (v) serving as officers, directors, representatives or agents of any entity, partners of any partnership, or trustees of any trust (and in each case may receive fees, commissions, remuneration, profits and reimbursement of expenses in connection with such ventures and activities), in each case provided that such Person does not expressly or implicitly represent that he is acting for the Company.

(c)           Executive will perform the services described herein from a location in the Boston, Massachusetts area, but shall be required to work from the Company’s primary office in New York City at least one week in every four week period and Executive shall travel to other locations as necessary for the performance of Executive's duties and responsibilities hereunder.

3.           Compensation and Benefits.

(a)           Base Salary.  As compensation for his services hereunder, during the Term, the Executive shall receive a base salary at a rate of Three Hundred and Fifty Thousand Dollars ($350,000) per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company.  Such Annual Base Salary may be increased at the discretion of the Board after each anniversary of the Effective Date.

(b)           Signing Bonus.  In connection with Executive entering into this Agreement and joining the Company, the Company shall pay the Executive $20,000 following the Effective Date (as defined below).

(c)           Bonus.  Executive shall be eligible each fiscal year in which Executive is employed to receive an annual bonus award of up to 50% of Executive’s then applicable Annual Base Salary (the “Bonus”), or a pro rata portion thereof for any partial fiscal year in which the Executive is employed by the Company, in any case subject to the sole discretion of the Board.  Any bonus payable to Executive pursuant to this Agreement shall be paid in full no later than March 31 of the fiscal year following the end of the fiscal year in which the bonus was earned by Executive and shall be payable to Executive only if Executive has not been terminated for Cause prior to the end of the fiscal year in which the bonus was earned.

(d)           Expenses. During the Term, the Company shall pay or reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s expense reimbursement policy in effect from time to time.

(e)           Vacation. During the Term, the Executive shall be entitled to three (3) weeks of paid vacation per calendar year.  To the extent that the Executive does not use his vacation in a given calendar year, he shall be entitled to carry forward accrued unused vacation over from year to year; provided, however, that in no event may he at any time have more than 30 business days of vacation accrued and once he has 30 business days of accrued unused vacation, he shall no longer continue to accrue further vacation time until he has used some of his accrued vacation time.

(f)           Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that the Company provides for its employees and are generally applicable to executive employees of the Company, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, pension plans, 401(k) matching programs, retirement, disability, dental, vision, group healthcare coverage, group sickness, accident or family health insurance programs of the Company, subject, in each case, to the terms of each such program.

(g)           Options.  In addition to the Annual Base Salary, the Executive shall be awarded, on and subject to the terms and conditions of the Company’s Equity Incentive Plan and/or an award agreement to be entered into between Executive and Company (it being understood that such grant shall be conditioned upon the execution of such award agreement), options to purchase 120,000 shares of restricted common stock of the Company a pro rata portion of which shall vest each quarterly during the three years (the “Incentive Compensation”) following execution of this Agreement; provided, however, that if the Executive is no longer employed by the Company any Incentive Compensation that has not vested prior to the date of termination shall be immediately cancelled and not subject to further vesting.

4.           Term.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on May 13, 2013 (the “Effective Date”) and ending on the first anniversary thereof, unless earlier terminated as provided in Section 5.  The employment term hereunder shall automatically be extended for successive one-year periods (collectively with the Initial Term, the “Term”) unless either (a) the Executive gives notice of non-extension to the Company no later than ninety (90) days prior to the expiration of the then applicable Term and subject to earlier termination as provided in Section 5, (b) the Executive is terminated pursuant to Section 5 of this Agreement or (c) the Company delivers notice to the Executive no later than thirty (30) days prior to the expiration of the then applicable Term that is does not elect to continue the Agreement.

5.           Termination.  (a)  For Cause, Resignation or Retirement.  This Agreement is automatically terminated upon the Executive’s death.  The Company may immediately terminate the Executive’s employment (i) at any time if the Executive is unable to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of 180 consecutive days as a result of incapacity due to any medically determinable mental or physical illness; or (ii) for “Cause” (as defined below). In such event, or in the event the Executive resign or retire, the obligations of the Company shall cease immediately and the Executive shall not be entitled to any further payments of any kind, except for payment of its base salary through the date of termination, reimbursement of any unpaid expenses, and accrued vacation as per Section 3 (collectively, the “Accrued Obligations”).

For purposes of this Agreement, Cause shall be defined as: (i) the Executive’s willful or deliberate failure to perform its duties or gross negligence in the performance of its duties; (ii) the Executive’s material breach of a material term of this Agreement; (iii) the Executive’s dishonesty, willful misconduct or fraud in connection with its employment by the Company, the performance of its duties or in any way related to the business of the Company, which causes harm to the Company; (iv) the Executive continually failing to perform the material duties of the terms of his employment or received a “negative” or similar performance review; (v) the Executive being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties to the Company; (vi) a violation of any law relating to employment discrimination, harassment, or retaliation or any policy of the Company relating to employment discrimination, harassment or retaliation by the Executive; (vii) a reportable violation of any applicable banking, securities or commodities laws, rules or regulations by the Executive that constitutes a serious offense or that could or does result in a significant fine; (viii) the commission of any act of fraud, larceny, misappropriation of funds or embezzlement, conviction of a felony or a crime of moral depravity or a violation of law by the Executive that occurs in the course of his employment with the Company; (ix) the Executive engaging in conduct which is intentionally materially injurious to the business, reputation or goodwill of the Company; or (x) the Executive’s material violation of applicable policies, practices and standards of behavior of which the Executive has been made aware; provided, however, that before being terminated for Cause, the Executive shall be given notice of the actions underlying cause and ten (10) days to cure same, if curable, before such termination shall be effective.

Executive may resign at any time; provided, however, if the Executive resigns it shall forfeit any unvested stock grants or stock options that the Executive received and the Executive shall not be entitled to severance as set forth in Section 5(c) or any additional payments from the Company.

(b)           Regulatory Inquiry.  The Company may immediately terminate the Executive’s employment in the event any governmental agency initiates any inquiry, charge, investigation or the like into its activities, whether at any of the Executive’s prior employers or otherwise. In the event the Executive’s employment is terminated as a result of any such regulatory inquiry (a “Regulatory Inquiry Termination”), the obligations of the Company shall cease immediately and the Executive shall not be entitled to any further payments of any kind, except for payment of its base salary through the date of termination.

(c)           Other than for Cause. The Company may immediately terminate the Executive’s employment at any time other than for Cause or a Regulatory Inquiry Termination. In the event the Company terminates the Executive’s employment, other than for Cause or a Regulatory Inquiry Termination, the Company will pay the Executive (i) $60,000 in severance, plus reimbursement of any Accrued Obligations, payable within 60 days of termination and (ii) Incentive Compensation per Section 3(f), calculated through the date of termination, and payable on the same schedule as if you had remained employed.  Your resignation following a material breach of a material term of this Agreement by the Company which has not been cured within ten (10) days following notice provided by you of same shall be considered a termination other than for Cause pursuant to this section.

(d)           Release.  Except as otherwise set forth in this Section 5, the Executive understands and agree that it is not entitled to any further payments of any kind from the Company upon termination, resignation or retirement from employment for any reason. Further, the Executive understand and agree that no payments shall be made to the Executive pursuant to this Section 5(d) unless the Executive first executes and does not revoke a separation agreement and release in form and substance satisfactory to the Company and its counsel releasing the Company and all affiliated and related entities and their current and former officers, directors, employees, agents and clients from any and all claims related to its employment, this Agreement and the termination of its employment permitted to be released by applicable law; provided, that such Release shall contain no post-employment restrictions on competition and/or solicitation other than those contained herein.

(e)            Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to the Executive pursuant to this Section 5 or otherwise on or within the six-month period following the Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date that is six (6) months and one (1) day following the Executive’s termination. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended, and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

(f)           No Other Benefits.  Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the termination of the Term and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the date of termination shall cease and be forfeited upon such termination or expiration of the Term, other than those expressly required under applicable law (such as COBRA).

6.           Inventions/Work For Hire. (a)  The Executive agrees to disclose to the Company all Inventions (as defined below) made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive, whether solely or jointly with others, during its employment with the Company and in any way relating to the services, business, opportunities, or pursuits of the Company. “Inventions” shall mean all business plans, works of authorship, software (including, without limitation, source code(s)), databases, computer programs, designs, technologies, products, contraptions, ideas, discoveries, inventions, potential marketing and sales relationships, copyrightable expression(s), research, plans for products or services, marketing plans, know-how, trade secrets, data, developments, discoveries, systems, strategies and methodologies, improvements, modifications, technology, and algorithms, whether or not any such Invention is subject to patent or copyright protection.

(b)           The Inventions shall be the exclusive property of the Company. The Executive acknowledges that all Inventions shall be deemed “work made for hire” as defined under the U.S. Copyright Act of 1976, and for all other purposes. In the event that any competent authority determines that any such Invention is not a work made for hire, the Executive hereby assign, grant, and transfer to the Company, without any further consideration, all rights, title, interests, and other incidents of ownership, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such Inventions throughout the world and in perpetuity. The Company shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes, without additional compensation to the Executive. The Executive agrees to sign and deliver such further instruments of transfer and ownership of the Inventions as the Company may reasonably request. At the Company’s expense, the Executive will assist the Company in every proper way to perfect the Company’s rights in the Inventions and protect the Inventions throughout the world including, without limitation, executing in favor of the Company or any designee(s) of the Company any and all patent, copyright, and other applications and assignments relating to the Inventions. The Executive agrees not to challenge the validity of the Company’s (or its designee’s) ownership of the Inventions. Nothing herein shall obligate the Company to use or publish the Inventions.

7.           Non-Disparagement/Media.  (a) During the Executive’s employment with the Company and thereafter, the Executive agrees not to make, publish, or communicate to any person or entity, any Disparaging remarks, comments, writings, or statements concerning the Company or any of its affiliates, officers, directors, clients, stockholders, suppliers investigators, employees, partners, vendors, contractors, consultants, or agents. “Disparaging” remarks, comments, writings, and/or statements are those that impugn, criticize, or denigrate (a) the Company or any of its affiliates, officers, directors, clients, stockholders, suppliers investigators, employees, partners, vendors, contractors, consultants, or agents and/or (b) the character, honesty, integrity, morality, business acumen, or abilities of the Company or any of its affiliates, officers, directors, clients, stockholders, suppliers investigators, employees, partners, vendors, contractors, consultants, or agents.

(b)             The Executive further agree that during its employment and thereafter, it will not make any statement whatsoever to the press or media (including but not limited to any reporter, national, regional, or local newspaper, magazine, internet blog or site, news organization, or radio or television station) any matter related to the Company, its employment with the Company, or any of the Company’s affiliates, officers, directors, clients, stockholders, suppliers investigators, employees, partners, vendors, contractors, consultants, or agents. If at any time the Executive receives a request for any statement or information from the press or other media, the Executive will direct that request to the Chief Executive Officer of the Company and will say nothing further.

8.           Company Property.  All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or any time at the Company’s reasonable request, the Executive shall return to the Company all such property of the Company.

9.           Non-Competition, Non-Solicitation.

(a)           Executive acknowledges and agrees with the Company that Executive’s services to the Company are unique in nature and that the Company would be irreparably damaged if Executive were to provide similar services to any person or entity competing with the Company.  Accordingly, the Executive covenants and agrees that during the term of this Agreement and for two (2) years thereafter (the “Restricted Period”), the Executive will not directly or indirectly through any agent, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company or its affiliates) (i) provide any service (including, but not limited to advisory or consulting related), directly or indirectly, or manage, operate, control, advise, consult, act as an agent or representative of, be employed by or otherwise assist any business or commercial entity in the design, development, manufacture, sale or commercial offering (whether or not in conjunction with other services that it performs) of any product or service related to (A) a molecule on which he worked for the Company or (B) a pre-clinical stage, clinical stage or commercial stage treatment of a disease for which the Company or its affiliates has either (1) filed an application for a patent, (2) obtained or received a license, sub-license, grant or transfer of rights or intellectual property or (3) commenced or initiated pre-clinical (including, but not limited to animal or similar testing) or clinical stage studies or trials (individually, or collectively, the “Field of Interest”) or (ii) either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly, as an individual proprietor, principal, manager, agent, consultant, guarantor, advisor, member, owner, participant, partner, stockholder, officer, employee, director, joint venturer, lender, or in any other capacity whatsoever (other than as a passive holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company) participate in any business or commercial entity that engages in activities related to the Field of Interest or that is otherwise competitive with the Company.  The Company may modify the definition of Field of Interest to include areas related to those currently included in the definition, by written notice to the Executive based on the activities in which the Company is then engaged or in which the Company has a bona fide intention to engage in during the period covered by this Section 9(a).  Executive shall, during the Restricted Period, notify the Company of any subsequent employment which he is scheduled to begin during the Restricted Period (stating the name and address of the employer and the nature of the position).

(b)           Moreover, the Executive agrees that during the term of this Agreement and for a period of two (2) years thereafter, the Executive shall not, without the express written consent of a duly authorized officer of the Company, directly or indirectly (i) induce or seek to influence any employee of (or consultant to) the Company to leave its employ (or terminate such consultancy) or to become financially interested in a similar business, or (ii) attempt to hire or aid a competitor or supplier of the Company in any attempt to hire a person who shall have been employed by, or who was a consultant to, the Company at any time within the one-year period preceding the date of any such attempt.

(c)           Nothing in this Section 9 will prohibit the Executive from (a) engaging in academic research or teaching, or using his skills and experience, in each case in compliance with the restrictions contained in this Agreement, or (b) holding up to five percent (5%) of the issued and outstanding securities of any class of securities of any entity that is publicly traded and quoted on a recognized securities exchange, so long as the Executive does not, directly or indirectly, exercise any management or control with respect to, or have any active participation in the business of, such entity.

(d)           The Executive acknowledges and agrees that the Company’s business is worldwide and the covenants contained in subsections (a), (b), (c) and (d) of Section 9 cannot be limited to any geographic area.  The Executive acknowledges that the covenants in this Section 9 are reasonable in scope, area and duration and are necessary to further the Company’s legitimate interests in protecting its Confidential Information and Confidential Materials, business, good-will and relationships with its customers, suppliers, advisors and employees.

(e)           The Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

(f)           The provisions of Section 9 shall survive termination of this Agreement.

10.           Protection of Confidential Information.

(a)           For purposes of this Section 10, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), projects, customer lists, marketing plans, methodologies, business or vendor relationships, relationships with strategic or business partners, its high speed networks, or equipment, tools or other materials developed for use on such networks, and all information and know-how (whether or not patentable, copyrightable or otherwise able to be registered or protected under laws governing intellectual property) owned, possessed, or used by the Company, any affiliate or any customer, including, without limitation, any formula, method, procedures, composition, project, development, plan, market research, vendor information, customer or client lists or information, contacts at or knowledge of customers or clients, prospective customers and clients, business or strategic partners of the Company, trade secret, process, research, reports, financial data, technical data, test data, know-how, computer program, software, software documentation, source code, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, patent applications, contracts, joint ventures, price, cost and personnel data, any trade names, trademarks or slogans and other non-public, proprietary and confidential information of the Company, its affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Executive’s breach of the terms hereof). The Executive agrees (i) that all Confidential Information, whether or not in writing, shall be treated as being confidential and/or proprietary information and is the exclusive property of the Company and (ii) to hold in a fiduciary capacity for the sole benefit of the Company all Confidential Information.

(b)           Confidential Information shall not include information that (i) is or becomes public knowledge through legal means without fault by the Executive, (ii) is already public knowledge prior to the signing of this Agreement, or (iii) must be disclosed pursuant to applicable law or court order.

(c)           The Executive agrees that he will not at any time, either during the Term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by the Board.  The Executive further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by him or made available to him during the Term of his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon request of the Company.

(d)           The Executive also agrees that any breach of the covenants contained in this Section 10 would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing any benefits otherwise required by this Agreement and obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive.

11.           Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

12.           Entire Agreement.  This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.

13.           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Any provisions determined to be invalid or unenforceable shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.  In the event any ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

14.           Governing Law; Arbitration. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.  Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled solely and exclusively by binding arbitration in New York, New York administered by JAMS.  Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions to such rules if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each Party to the arbitration will pay an equal share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such Party.  Each Party shall bear its own attorneys fees and expenses.  The Parties agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrator shall be final and conclusive.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief as provided in Section 7.  IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE OR IF THE PARTIES ARE SEEKING INJUNCTIVE OR EQUITABLE RELIEF AS PROVIDED ABOVE, THEN EACH PARTY, (i) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO, AND (ii) SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK AND EACH PARTY HERETO AGREES NOT TO INSTITUTE ANY SUCH ACTION OR PROCEEDING IN ANY OTHER COURT IN ANY OTHER JURISDICTION.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE COURTS REFERRED TO IN THIS SECTION 12.

15.           Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand and followed by notice by mail, e-mail or facsimile transmission, (b) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (c) on the next business day, if mailed by an overnight mail service to the parties or sent by e-mail or facsimile transmission, as follows:

(a)           If to the Company:

Retrophin, Inc.
777 Third Avenue
Suite 22
New York, New York 10017
Attn: Chief Executive Officer

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attn: Evan L. Greebel, Esq.
Fax:  (212) 894-5883

(b)           If to the Executive:

Horacio Plotkin
__________________
__________________

16.           Miscellaneous.

(a)           No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by one party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)           The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)           Any rights of the Executive hereunder shall be in addition to any rights the Executive may otherwise have under written benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company sponsored written employee benefit plans, option plans, grants and agreements.

(d)           The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

(e)           The Executive represents that he has had the opportunity to seek separate legal counsel of his own choosing in connection with the preparation, review and execution of this Agreement.

(f)           This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which when taken together shall constitute one agreement.

(g)           Each party to this Agreement agrees promptly to execute, acknowledge, deliver, file or record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law, or that, in the opinion of the Company, may be necessary or advisable to carry out the intents and purposes of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first identified above.

COMPANY:

RETROPHIN, INC.

By:	/s/ Martin Shkreli
Name: Martin Shkreli
Title: Chief Executive Officer

EXECUTIVE:

/s/ Horacio Plotkin
Horacio Plotkin

Employment Agreement Signature Page